EXHIBIT 21


SUBSIDIARIES OF ACAP CORPORATION

Wholly owned subsidiary of Acap Corporation:
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American Capitol Insurance Company (Texas)


Wholly owned subsidiaries of American Capitol Insurance Company:
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Imperial Plan, Inc. (Texas)
Texas Imperial Life Insurance Company (Texas)




































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